Exhibit 99.1

LaBarge, Inc. Reports Higher Sales and Earnings in Fiscal 2010 Third Quarter Due to Strengthening in Key Market Sectors

ST. LOUIS--(BUSINESS WIRE)--April 29, 2010--LaBarge, Inc. (NYSE Amex: LB) today reported financial results for the fiscal 2010 third quarter and nine months ended March 28, 2010. The third-quarter sales and earnings were consistent with preliminary results announced by the Company on April 19, 2010.

“We continue to experience broad-based strengthening in our business with customer demand increasing across several key market sectors, especially industrial and natural resources,” said Craig LaBarge, chief executive officer and president. “The fiscal 2010 third quarter was the strongest of the current fiscal year to date with sales, gross margin, operating income, bookings and backlog up significantly from this year’s fiscal second-quarter levels, as well as from the comparable period a year earlier.”

Fiscal 2010 third-quarter net sales were $74,735,000, compared with $72,216,000 in the comparable period a year earlier, and $69,000,000 in the current-year second quarter. The Appleton operation, which was acquired in December 2008, contributed sales of $16,652,000 in the fiscal 2010 third quarter versus $13,614,000 in the comparable period a year earlier, and $15,723,000 in the current-year second quarter.

Fiscal 2010 third-quarter net earnings were $4,128,000, or $0.26 per diluted share, compared with $3,812,000, or $0.24 per diluted share, in the comparable period a year earlier, and $2,837,000, or $0.18 per diluted share, in the current-year second quarter. The Appleton operation contributed earnings of $0.04 per diluted share in the fiscal 2010 third quarter, operated at breakeven in the comparable period a year earlier, and contributed $0.02 per diluted share in the current-year second quarter.

Net sales in the fiscal 2010 first nine months were $206,890,000, compared with $208,615,000 in the comparable period a year earlier. The Appleton operation contributed sales of $42,512,000 in the fiscal 2010 first nine months. Appleton’s net sales for the same period of fiscal 2009 were $13,807,000, but do not represent a meaningful comparison because the Appleton operation was not acquired by LaBarge until December 2008.

Net earnings in the fiscal 2010 first nine months were $10,068,000, or $0.63 per diluted share, compared with $7,731,000, or $0.48 per diluted share, in the comparable period a year earlier. Net earnings for the fiscal 2010 first nine months included a one-time positive adjustment of $0.04 per diluted share resulting from management’s review of various state tax requirements related to prior fiscal years. The Appleton operation contributed earnings of $0.06 per diluted share in the fiscal 2010 first nine months and operated at breakeven in the comparable period a year earlier.

Gross margin in the fiscal 2010 third quarter was 20.6 percent, compared with 20.3 percent in the comparable period a year earlier, and 19.9 percent in the current-year second quarter. The Appleton operation generated gross margin of 12.7 percent in the fiscal 2010 third quarter, compared with 8.9 percent in the comparable period a year earlier and 11.6 percent in the current-year second quarter.

For the fiscal 2010 first nine months, gross margin was 20.0 percent, compared with 18.8 percent in the comparable period a year earlier. The Appleton operation generated gross margin of 11.7 percent in the fiscal 2010 first nine months, compared with 8.6 percent in the comparable period a year earlier.

Selling, general and administrative (SG&A) expense was $8,402,000 in the fiscal 2010 third quarter, compared with $7,828,000 in the comparable period a year earlier, and $8,858,000 in the fiscal 2010 second quarter. For the first nine months of fiscal 2010, SG&A was $25,350,000, compared with $25,739,000 in the comparable period a year earlier.

In the previous fiscal year, results for the fiscal 2009 first nine months were negatively impacted by the second-quarter non-recurring write-off of inventory and accounts receivable related to the bankruptcy of former customer Eclipse Aviation Corporation. The after-tax net charge of $3,739,000, or $0.23 per diluted share, included pretax charges of: $4,226,000 to cost of sales reflecting a write-down of inventory; and $1,883,000 to SG&A reflecting an accounts receivable write-off of $3,676,000, offset by a reduction of $1,793,000 in accrued incentive compensation.

Operating income in the fiscal 2010 third quarter was $6,999,000, or 9.4 percent of sales, versus $6,830,000, or 9.5 percent of sales, in the comparable period a year earlier, and $4,842,000, or 7.0 percent of sales, in the current-year second quarter. For the first nine months of fiscal 2010, operating income was $15,981,000, or 7.7 percent of sales, compared with $13,434,000, or 6.4 percent of sales, in the comparable period a year earlier.

Interest expense in the fiscal 2010 third quarter was $400,000, compared with $508,000 in the comparable period a year earlier and $421,000 in the current-year second quarter, reflecting lower average debt levels. For the first nine months of fiscal 2010, interest expense was $1,329,000, up from $811,000 in the comparable period a year earlier due to increased borrowings to finance the December 2008 Appleton acquisition.

Net cash from operating activities in the fiscal 2010 third quarter was negative $472,000, compared with positive $12,156,000 in the comparable period a year earlier and positive $6,405,000 in the current-year second quarter. The negative cash flow from operations in the current-year third quarter was primarily caused by higher accounts receivable for the period. In the fiscal 2010 first nine months, net cash from operating activities was positive $12,195,000, compared with positive $25,443,000 in the fiscal 2009 comparable period.

Total debt at March 28, 2010, was $39,368,000, compared with $45,488,000 at June 28, 2009, and $41,409,000 at December 27, 2009.

Stockholders’ equity at March 28, 2010, was $111,593,000, compared with $103,151,000 at June 28, 2009, and $108,303,000 at December 27, 2009.

Business Overview

Shipments to customers in the defense, industrial, natural resources and medical market sectors comprised approximately 95 percent of LaBarge’s fiscal 2010 third-quarter net sales.

Shipments to defense customers represented the largest portion of fiscal 2010 third-quarter net sales at 39 percent, compared with 45 percent in the fiscal 2009 third quarter. In actual dollars, fiscal 2010 third-quarter sales from the defense market sector were down 11 percent from the comparable period a year earlier, and down 4 percent from the current-year second quarter.

Shipments to industrial customers represented 26 percent of fiscal 2010 third-quarter net sales versus 18 percent in the fiscal 2009 third quarter. In actual dollars, fiscal 2010 third-quarter sales from the industrial market sector were up 52 percent from the comparable period a year earlier, and up 33 percent from the current-year second quarter.

Shipments to natural resources customers represented 19 percent of fiscal 2010 third-quarter net sales versus 20 percent in the fiscal 2009 third quarter. In actual dollars, fiscal 2010 third-quarter sales from the natural resources market sector increased 3 percent from the comparable period a year earlier, and 5 percent from the current-year second quarter.

Shipments to medical customers represented 11 percent of third-quarter net sales in both fiscal 2010 and fiscal 2009. In actual dollars, fiscal 2010 third-quarter sales from the medical sector grew 2 percent from the comparable period a year earlier, and grew 20 percent from the current-year second quarter.

“Due to broad-based strengthening in customer demand, bookings of new business in the fiscal 2010 third quarter increased 50 percent from the comparable period a year earlier and 14 percent from the current-year second quarter,” said Mr. LaBarge. Higher bookings resulted in backlog at March 28, 2010, increasing to $194,350,000, up 8 percent from $180,528,000 at December 27, 2009, and up 16 percent from $168,008,000 at June 28, 2009. Backlog at March 29, 2009, was $185,602,000.

Commentary and Outlook

“We remain very pleased with LaBarge’s excellent progress and expect the fiscal fourth quarter, ending June 27, 2010, to be the strongest quarter of the fiscal year with sales and earnings moderately higher than this year’s third-quarter levels. Based on our current visibility and the anticipated continued strengthening of order flow across key market sectors, particularly industrial and natural resources, we expect continued business strength into next fiscal year, with sales and earnings for the 2011 full fiscal year expected to reach new record levels,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern Time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2010 third quarter and first nine months. The webcast can be accessed on the Internet through http://event.meetingstream.com/r.htm?e=206433&s=1&k=B13602CC731A4CA28D5610BC7867978B and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s Web site address is http://www.labarge.com.

(Financial tables follow.)

LaBarge, Inc. Consolidated Statements of Income (Unaudited) (amounts in thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended

	March 28,	March 29,	March 28,	March 29,
	2010	2009	2010	2009

Net sales	$74,735	$72,216	$206,890	$208,615

COSTS AND EXPENSES:
Cost of sales	59,334	57,558	165,559	169,442
Selling and administrative expense	8,402	7,828	25,350	25,739
Interest expense	400	508	1,329	811
Other expense, net	(45)	4	(6)	20

Earnings before income taxes	6,644	6,318	14,658	12,603
Income tax expense	2,516	2,506	4,590	4,872

Net earnings	$4,128	$3,812	$10,068	$7,731

Basic net earnings per common share	$0.26	$0.24	$0.64	$0.50

Average common shares outstanding	15,710	15,656	15,737	15,447

Diluted net earnings per common share	$0.26	$0.24	$0.63	$0.48

Average diluted common shares outstanding	16,010	16,042	16,036	16,056
LaBarge, Inc. Consolidated Balance Sheets (amounts in thousands, except share and per-share amounts)
	March 28, 2010	June 28, 2009

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,195	$4,297
Accounts and other receivables, net	43,139	37,573
Inventories	60,952	54,686
Prepaid expenses	1,204	1,090
Deferred tax assets, net	3,422	3,055

Total current assets	112,912	100,701

Property, plant and equipment, net of accumulated depreciation of $34,845 at March 28, 2010 and $30,823 at June 28, 2009
	29,587	30,624
Intangible assets, net	9,540	11,255
Goodwill, net	43,424	43,457
Other assets, net	5,074	4,798

Total assets	$200,537	$190,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$11,603	$6,162
Trade accounts payable	24,658	18,354
Accrued employee compensation	14,453	10,957
Other accrued liabilities	3,192	2,483
Cash advances from customers	3,035	6,738

Total current liabilities	56,941	44,694

Long-term advances from customers for purchase of materials	110	47
Deferred tax liabilities	2,573	1,885
Deferred gain on sale of real estate and other liabilities	1,555	1,732
Long-term debt	27,765	39,326

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 40,000,000 shares; 15,958,839 issued at March 28, 2010 and June 28, 2009, including shares in treasury	160	160
Additional paid-in capital	14,499	14,700
Retained earnings	99,007	88,939
Accumulated other comprehensive loss	(253)	(141)
Less cost of common stock in treasury; 158,357 at March 28, 2010 and 56,765 at June 28, 2009	(1,820)	(507)

Total stockholders’ equity	111,593	103,151

Total liabilities and stockholders’ equity	$200,537	$190,835
LaBarge, Inc. Consolidated Statements of Cash Flows (Unaudited) (amounts in thousands)

	Nine Months Ended

	March 28, 2010	March 29, 2009

Cash flows from operating activities:
Net earnings	$10,068	$7,731
Adjustments to reconcile net cash provided by operating activities:

Loss on disposal of property, plant, and equipment	69	21
Depreciation and amortization	6,739	4,851
Amortization of deferred gain on sale of real estate	(361)	(360)
Stock-based compensation	843	854
Other than temporary impairment of investments	---	26
Deferred taxes	321	(1,794)
Changes in assets and liabilities:
Accounts and other receivables, net	(5,584)	12,129
Inventories	(6,246)	11,249
Prepaid expenses	(114)	(16)
Trade accounts payable	6,269	(3,452)
Accrued liabilities	3,830	(2,088)
Advance payments from customers	(3,639)	(3,708)

Net cash provided by operating activities	12,195	25,443

Cash flows from investing activities:
Acquisition, net of cash acquired	---	(44,947)
Additions to property, plant and equipment	(3,600)	(8,356)
Proceeds from disposal of property, equipment and other assets
	14	20
Additions to other assets and intangibles	(701)	(660)

Net cash used in investing activities	(4,287)	(53,943)

Cash flows from financing activities:
Borrowings on revolving credit facility	850	45,125
Payments of revolving credit facility	(850)	(55,625)
Borrowings of long-term debt	---	42,014
Repayments of long-term debt	(6,121)	(1,615)
Payment of debt issuance cost	---	(274)
Excess tax benefits from stock option exercises	387	3,044
Remittance of minimum taxes withheld as part of a net share settlement of stock option exercises
	(841)	(1,689)
Issuance of treasury stock	140	1,977
Purchase of treasury stock	(1,575)	(3,504)

Net cash (used in) provided by financing activities	(8,010)	29,453

Net (decrease) increase in cash and cash equivalents	(102)	953
Cash and cash equivalents at beginning of period	4,297	1,646

Cash and cash equivalents at end of period	$4,195	$2,599
LaBarge, Inc.
Reconciliation of Earnings Before Income Taxes to Operating Income
(amounts in thousands)

	Three Months Ended		Nine Months Ended
	March 28, 2010	March 29, 2009	March 28, 2010	March 29, 2009
Net sales	$74,735	$72,216	$206,890	$208,615

Earnings before income taxes	6,644	6,318	14,658	12,603

PLUS:
Interest expense	400	508	1,329	811
Other expense, net	(45)	4	(6)	20
Operating income	$6,999	$6,830	$15,981	$13,434
Operating income as a percentage of sales	9.4%	9.5%	7.7%	6.4%

LaBarge, Inc.

Use of Non-GAAP Financial Information

To supplement the LaBarge, Inc. consolidated condensed financial statements presented on a GAAP basis, LaBarge provides a non-GAAP operating income measure. Non-GAAP operating income is defined as net sales less cost of sales and sales and administrative expenses. LaBarge’s management uses non-GAAP operating profit to evaluate LaBarge’s operating performance before interest expense, and other gains and losses that are considered outside of the Company’s core operating results. We believe that this measure provides both management and investors with a more complete understanding of the Company’s underlying operating results.

The additional non-GAAP information is not meant to be considered in isolation or as a substitute for the earnings before income taxes prepared and presented in accordance with GAAP. Reconciliations of the non-GAAP measures to the most directly related comparable GAAP financial measure presented in the Consolidated Statements of Income is included in the attached table. The non-GAAP information we provide also may differ from the non-GAAP information provided by other companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com